Exhibit 99.1

NEWS RELEASE for June 23, 2003 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON OBTAINS COMMITMENT FOR $2.5 MILLION PRIVATE PLACEMENT;

WILL ALSO RECEIVE $500,000 FROM EXERCISE OF WARRANTS

DEARBORN, MI (June 23, 2003) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced that it has signed an agreement with Tokyo-based Ferrotec Corporation (JP: 6890) for that company to invest $2.5 million in Amerigon through the purchase of 1 million newly-issued shares of Amerigon Common Stock at $2.50 per share. Ferrotec, one of the world’s leading developers and manufacturers of thermoelectric devices, is the contract manufacturer of Amerigon’s proprietary Climate Control Seat™ (CCS™) system in Asia and is a current investor in the Company. The shares will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In separate transactions, a voluntary exercise of warrants by institutional investors will result in gross proceeds to Amerigon of $500,000. An aggregate of 250,000 warrants will be voluntarily exercised at an exercise price of $2.00 per warrant. Both transactions are expected to fund and close on Friday, June 27, 2003.

With this funding, Amerigon’s shareholders equity will exceed the $2.5 million required by Nasdaq for continued listing on the Nasdaq SmallCap Market. Proceeds from these transactions will be used to fund the Company’s initiatives to expand the adoption of CCS in future vehicles, ongoing product and market development and for other working capital needs.

President and CEO Daniel R. Coker stated, “This equity funding will enable us to pursue aggressively our business objectives and gives us additional capital to execute our business plan. I believe it also reflects the confidence these investors have in our technology and future prospects.”

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat ™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). This product enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon is engaged in developing more efficient thermoelectric devices and products for automotive and other market applications. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, that necessary additional financing may be unavailable, and that adverse conditions in the automotive industry may adversely affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending March 31, 2003, and its Form 10-K for the year ended December 31, 2002.

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